Exhibit 3.17.4

SECOND CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

UNITED TRANSPORTS, INC.

THIS IS TO CERTIFY:

THAT United Transports, Inc. is a corporation created by and existing under the laws of the State of Delaware, the resident agent in charge of its principal office in the State of Delaware being THE CORPORATION TRUST COMPANY, 100 West Tenth Street, Wilmington, Delaware;

THAT the Board of Directors of said Corporation did, on the tenth day of October, 1957, adopt resolutions setting forth proposed amendments to its Certificate of Incorporation, declaring the advisability of such amendments and calling a meeting of stockholders entitled to vote in respect thereof for the consideration of the said amendments;

THAT said meeting of stockholders was duly called and held on the fifteenth day of October, 1957, in accordance with the By-Laws of said Corporation and the statutes of the State of Delaware; that at said meeting a vote of the stockholders entitled to vote was taken by ballot for and against the proposed amendments, which vote was conducted in accordance with the law by two judges appointed for that purpose;

THAT the stockholders holding a majority of the stock of the said Corporation entitled to vote upon the amendments voted in favor of the said amendments, and that the said judges made [ILLEGIBLE] a certificate accordingly and subscribed and delivered it to the Secretary of the Corporation;

THAT the said amendment is as follows:

That the second grammatical paragraph of Section “THIRD” of the Certificate of Incorporation be stricken out and the following be inserted in lieu thereof:

“To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description; to acquire, purchase or otherwise own, hold, use, mortgage, assign, grant, sell, or otherwise dispose of suburban and rural lands outside of any incorporated town or city for any and all purposes of engaging in ranching and farming pursuits of all classes and kinds.”

THAT the said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be made and signed by its President and Secretary, and its seal to be affixed hereto this 22nd day of October, 1957.

UNITED TRANSPORTS, INC.

By	/s/ R. C. Cunningham
R. C. Cunningham, President

[SEAL]

ATTEST:

/s/ E.V. Davis
E.V. Davis, Secretary

ACKNOWLEDGMENT

STATE OF OKLAHOMA	)
) SS.
COUNTY OF OKLAHOMA	)

BE IT REMEMBERED that on this the 22nd day of October, 1957, before me, the subscriber, a Notary Public in. and for the State and County aforesaid, personally appeared R. C. Cunningham, President of United Transports, Inc., the corporation mentioned in the foregoing certificate, known to me, and acknowledged said certificate to be his act and deed and the act and deed of the said Corporation, and that the seal thereto affixed was the seal of the said Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year hereinabove written.

[SEAL]	/s/ Mary M. Payne
, Notary Public

My Commission Expires Sept. 23, 1959